Exhibit 99.1

ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com

NEWS RELEASE

Abraxas Announces Loan Amendments and Borrowing Base Confirmation

SAN ANTONIO (January 20, 2009) – Abraxas Petroleum Corporation (NASDAQ:AXAS) today announced that Abraxas Energy Partners, L.P. has finalized agreements with its lenders to amend the terms of its senior credit agreement and its subordinated credit agreement, and to affirm its borrowing base.

Herein, we refer to Abraxas Petroleum Corporation and its subsidiaries as “Abraxas Petroleum” and Abraxas Energy Partners, L.P. and its subsidiaries as “Abraxas Energy” or the “Partnership.”  Abraxas Petroleum owns a 47% interest in the Partnership.

The Partnership's senior credit agreement consists of a $300 million revolving credit facility with a borrowing base determined by its lenders on a semi-annual basis.  On January 16, 2009, the lenders affirmed the borrowing base of $140 million, of which $125.6 million is currently outstanding.  The Partnership's $40 million subordinated credit agreement was amended to extend its maturity date from January 31, 2009 to July 1, 2009.

 “We are fortunate to have a bank group, which is led by Société Générale, that can meet the needs of its clients during times of unprecedented turmoil and uncertainty in the global debt and equity markets,” commented Barbara Stuckey, Abraxas Energy’s’ President.

The amended agreements will be filed with the Securities and Exchange Commission on January 20, 2009.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations principally in Texas and the Rocky Mountains.  Abraxas Petroleum Corporation also owns a 47% interest in an upstream master limited partnership, Abraxas Energy Partners, L.P., which entitles Abraxas Petroleum Corporation to receive its proportionate share of cash distributions made by the Partnership.

Safe Harbor for forward-looking statements:  Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release.  Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for its crude oil and natural gas.  In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves.  Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control.  In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788    Fax: 210.918.6675

FOR MORE INFORMATION CONTACT:
Barbara M. Stuckey/ Vice President - Corporate Development
Phone 210.490.4788
bstuckey@abraxaspetroleum.com
www.abraxaspetroleum.com

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788    Fax: 210.918.6675